Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements pertaining to the Global Imaging Systems, Inc. 1998 Stock Option and Incentive Plan and the Director Non-Incentive Stock Option (Form S-8 No. 333-80801), the Global Imaging Systems, Inc. Amended and Restated 1998 Stock Option and Incentive Plan (Form S-8 Nos. 333-74780 and 333-109540) and the Global Imaging Systems, Inc. 2001 Stock Option Plan (Form S-8 No. 333-74786) and the registration of the common stock of Global Imaging Systems, Inc. (Form S-3 Nos. 333-114248 and 333-107948) of our report dated March 5, 2004, relating to the consolidated financial statements of Imagine Technology Group, Inc. included in the Current Report on Form 8-K of Global Imaging Systems, Inc. dated July 7, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

July 7, 2004